Exhibit 99.1

Press Release

Transamerica Finance Corporation Extends Period for Consent Solicitation
of Certain Series of Debt Securities

Monday December 29, 11:17 pm ET

HOFFMAN ESTATES, Ill., Dec. 29 /PRNewswire-FirstCall/ — Transamerica Finance Corporation (“TFC” or the “Company”) announced today that it is extending until 12:00 noon, New York City time, on December 31, 2003, the expiration date of its pending consent solicitation to amend certain terms and to waive certain rights of the holders under the indentures governing the debt securities with respect to the series listed in the attachment to this release. The extension is intended to give holders adequate time during the holiday period to consider the proposed amendments. The requisite number of consents have been submitted by holders of the other series of debt securities subject to the consent solicitation (which consents are irrevocable) and TFC has certified those consents to the indenture trustees.

AEGON N.V. (NYSE: AEG — News), the indirect parent company of TFC, will fully and unconditionally guarantee the due and punctual payment of the principal of and interest on the debt securities subject to the consent solicitation, if and only if the requisite consents are received and other conditions satisfied as set forth in the prospectus supplement and consent solicitation statement described below.

The consent solicitation is subject to the terms and conditions contained in the prospectus supplement and consent solicitation statement dated November 18, 2003. As a result of the extension of the expiration date of the consent solicitation noted above, the agreement among the Company, certain of its affiliates and General Electric Capital Corporation to sell most of the Company’s commercial lending segment is now expected to close in January 2004. Subject to the foregoing, all of the terms and conditions of the consent solicitation described in the prospectus supplement and consent solicitation statement remain in full force and effect.

Holders of the debt securities for which the expiration date of the consent solicitation has been extended may obtain additional copies of the prospectus supplement and consent solicitation statement and related materials from the Information Agent, Georgeson Shareholder Communications, Inc., 17 State Street, 10th Floor, New York, New York 10004, by calling (866) 295-8149 (toll free) or (212) 440-9800 (call collect). UBS Securities LLC (“UBS”) is acting as the Solicitation Agent. Holders with questions about the consent solicitation may contact UBS’s Liability Management Group by calling (203) 719-4210 (call collect) or (888) 722-9555 x4210 (toll free).

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of such securities in any state in which such offer, solicitation or sale is not permitted. Such offer is only made by the prospectus supplement and consent solicitation statement and accompanying prospectus which have been filed with the Securities and Exchange Commission.

Transamerica Finance Corporation
Attachment to Press Release dated December 29, 2003

Issue	CUSIP #
Zero Coupon Debentures due September 1, 2007	893502 AM 6
Zero Coupon Debentures due March 1, 2010	893502 AN 4

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Source: Transamerica Finance Corporation